Exhibit 99.1

FINAL – FOR RELEASE

MEDIA CONTACTS:	Pam Joy
(207) 642-7337
pjoy@fairpoint.com

Scott Tranchemontagne
603-540-4380
scott@montagnecommunication.com

NEW HAMPSHIRE EXECUTIVE COUNCILOR RAYMOND S. BURTON ENDORSES
FAIRPOINT COMMUNCATION’S PROPOSED ACQUISITION OF VERIZON’S
WIRELINE OPERATIONS IN NEW HAMPSHIRE

BATH, NH (October 18, 2007)– FairPoint Communications, Inc. (NYSE: FRP) announced it has received the endorsement of New Hampshire Executive Councilor Raymond S. Burton for its proposed acquisition of Verizon’s wireline operations in New Hampshire.

“Fast and efficient communications in rural areas is essential for business, the community, and residential uses.  FairPoint assures us it will bring that to all rural areas of our state,” Burton stated in his endorsement.

In his September 7, 2007 Executive Council Report, Councilor Burton noted that the New Hampshire Public Utilities Commission (PUC) is considering the transaction and its role is to determine whether the transaction is in the public’s best interest.

Councilor Burton points out that FairPoint has already proposed to invest $13.6 million in broadband expansion service to 19 New Hampshire communities and to extend high speed DSL service to 55 underserved neighborhoods in New Hampshire.

Subsequent to the issuance of Councilor Burton’s report, on September 10, 2007 FairPoint Communications filed rebuttal testimony with the PUC stating it would invest $16.4 million in broadband expansion service so that 152 communities in New Hampshire would have access to DSL broadband service that have no such access at this time.

Councilor Burton also identified four key factors, which FairPoint has committed to, that directly influenced his endorsement:  all Verizon employees will continue their employment; a new service center will be established in northern New Hampshire; expanded broadband service will be available in New Hampshire within the first year; and FairPoint will be initiating other major capital improvements.

In response to Councilor Burton’s endorsement, Gene Johnson, chairman and CEO of FairPoint stated, “We have been in contact with Councilor Burton’s office since we first announced this transaction and are extremely gratified by his formal support.  We recognize the importance of expanded broadband and new jobs in the North Country, and will work tirelessly to ensure we meet our commitments to Councilor Burton’s constituents, the state of New Hampshire and northern New England as a whole.”

“This is a major proposal for the entire field of rural communications and for all of New Hampshire,” Councilor Burton’s report concludes.  He noted that FairPoint has shown a strong interest in the state and the region.

In January, FairPoint submitted its applications for approval of the acquisition of Verizon’s wireline operations in Maine, New Hampshire and Vermont. The petitions are currently being reviewed by the Public Utilities Commissions of Maine and New Hampshire, and the Public Service Board of Vermont, as well as by the Federal Communications Commission (FCC).

About FairPoint
FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 30 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. FairPoint is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read these documents and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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